Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made by and between Silver Bow Mining Corp. (“SBM”), a body corporate incorporated pursuant to the laws of Ontario, Canada and SBM Montana, LLC (“SBMM”), a Delaware limited liability company (collectively referred to as the “Company” or the “Companies”) and Phillip Nickerson, a resident of Utah (“Employee”) (Employee and the Companies, herein, the “Parties”) and is effective as of April 14, 2025 (the “Effective Date”).

RECITALS

WHEREAS, The Company is involved in the business of acquiring, exploring and developing natural resource properties in Butte-Silver Bow, Montana;

WHEREAS, The Employee has North American and international expertise and experience in the business carried on by the Company;

WHEREAS, the Company desires to employ the services of the Employee;

WHEREAS, Employee desires for his employment by the Company pursuant to the terms, conditions, and mutual obligations set forth in this Agreement.

AGREEMENT

In consideration of the above recitals and the promises set forth in this Agreement, the Parties agree as follows:

1.	Nature and Capacity of Employment.

1.1.       Term. This Agreement shall commence on the Effective Date and shall continue for a period of three (3) years (the “Term”) from the Effective Date, unless earlier terminated in accordance with the provisions of Section 5, provided that upon a Change of Control, this Agreement shall convert to an at-will employment agreement subject to a sixty (60) day mutual notice period for any termination.

1.2.       Employment. Employee will serve as Vice President of Exploration of the Company. Employee will render such services as are consistent with Employee’s role and such other reasonable and consistent duties as may be assigned to Employee by SBM’s Chief Employee Officer. The Parties agree that if it is necessary or helpful, Employee’s employment may be designated through SBMM or any other US subsidiary of SBM that may be formed or acquired from time to time.

1.3.       Services. The Employee will provide the following services:

1.3.1.	Lead and manage the company’s geological team, including recruitment, training, and performance management of exploration staff

1.3.2.	Oversee the development and implementation of exploration programs, including drilling and sampling campaigns, surface mapping, and underground exploration activities

1.3.3.	Direct the preparation, validation, and updating of Mineral Resource Estimates in compliance with NI 43-101 and S-K 1300 standards

1.3.4.	Develop and implement exploration strategies to expand the resource base and identify new mineralized zones within the Butte property

1.3.5.	Coordinate with environmental and permitting teams to ensure exploration activities meet regulatory requirements

1.3.6.	Oversee the maintenance and interpretation of the historical Anaconda data set and integrate with new exploration findings

1.3.7.	Provide technical guidance on potential acquisition targets and expansion opportunities

1.3.8.	Represent the company at industry conferences, investor meetings, and with regulatory authorities as needed

1.3.9.	Ensure all exploration activities align with industry best practices for safety, environment, and community relations

1.4.       Permitted Outside Activities. The Company acknowledges and expressly approves Employee’s concurrent employment as an employee with Falcon Copper Corp. The Company agrees that during his employment with the Company, Employee may continue his employment and activities with Falcon Copper Corp.

2.	Compensation and Benefits.

2.1.         Annual Base Salary. As of the Effective Date, Employee’s annualized gross base salary shall be US$150,000 (the “Base Salary”), which salary shall be earned by Employee on a pro rata basis as Employee performs services for the Company and which salary shall be paid in accordance with the Company’s regular payroll practices.

2.2.         Annual Performance Bonus. Employee shall be eligible to receive an annual discretionary performance bonus of up to 50% of Base Salary, or greater, at the discretion of the board, for each fiscal year. The actual amount of the annual performance bonus paid to Executive shall be based on the achievement of performance metrics established by the CEO. The bonus may be paid in cash, stock options, or a combination thereof, as determined by the Company’s Board of Directors (the “Board”). The annual performance bonus shall be paid to Employee no later than two and a half (2.5) months following the end of the fiscal year to which the bonus relates, subject to Employee’s continued employment with the Company through the payment date. The annual bonus shall be prorated for any partial years of employment.

2.3.        Stock Options. Subject to the approval of the Board, the Company shall grant Employee 500,000 stock options as of the Effective Date. These stock options shall vest immediately upon grant and shall otherwise be subject to the terms and conditions of the applicable grant agreement.

2.4.        Location and Business Expenses. Employee’s primary place of work shall be remote, with the understanding that Employee will travel to Butte, Montana and other locations as necessary at Employee’s reasonable discretion. Employee shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by Employee in connection with the performance of Employee’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

2.5.        Other Benefits. During Employee’s employment with the Company, Employee shall be entitled to participate in all retirement plans, health plans, paid time off benefits and other employee benefits and policies made available by the Company to its employees generally. Employee acknowledges and agrees that except as specifically set forth in this Agreement, the Company is under no obligation to Employee to establish or maintain any specific employee benefits in which Employee may participate, and that the terms and provisions of any Company benefit plans or policies are matters within the exclusive province of the Company, subject to applicable law. Upon the termination of Employee’s employment, Employee shall be entitled to continue those benefits as may be required by state or federal law. The Employee shall be entitled to vacation each year in accordance with the applicable policies of the Company.

2.6.        Change of Control.

2.6.1.       Payment. In the event that SBM completes a Change of Control (as defined below) during Employee’s employment or within six (6) months of Employee’s separation from employment, regardless of the reason for such separation, the Company shall pay to Employee a payment equal to two (2) times Employee’s ending annualized Base Salary (the “Change of Control Payment”). Additionally, upon a Change of Control, any unvested stock options or grants under other equity compensation plans held by Employee shall immediately vest.

2.6.2.       Definition. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if any of the following occurs:

(a)	a combination (or a plan of arrangement in connection with any of the foregoing), other than solely involving SBM and any one or more of its affiliates, with respect to which all or substantially all of the persons who were the beneficial owners of the common shares and other securities of SBM immediately prior to such consolidation, reorganization, amalgamation, merger, acquisition, business combination or plan of arrangement do not, following the completion of such consolidation, reorganization, amalgamation, merger, acquisition, business combination or plan of arrangement, beneficially own, directly or indirectly, more than 50% of the resulting voting rights (on a fully-diluted basis) of SBM or its successor;

(b)	the sale, transfer, or other disposition of more than 50% interest in the Butte Project to a person other than an affiliate of the Company;

(c)	a resolution is adopted to wind-up, dissolve or liquidate SBM;

(d)	The acquisition by any person or entity, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, of beneficial ownership of more than 50% of the voting power of SBM’s outstanding securities;

(e)	a change in the composition of the Board, which occurs at a single meeting of the shareholders of SBM or upon the execution of a shareholders’ resolution, such that individuals who are members of the Board immediately prior to such meeting or resolution cease to constitute a majority of the Board, without the Board, as constituted immediately prior to such meeting or resolution, having approved of such change.

3.	Indemnification.

3.1.         Indemnification of Employee. In the event that Employee is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”) by reason of the fact that Employee is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, Employee shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by Employee in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (a) a written request for payment; (b) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (c) an undertaking adequate under applicable law made by or on behalf of Employee to repay the amounts so paid if it shall ultimately be determined that Employee is not entitled to be indemnified by the Company under this Agreement.

4.	Confidential Information.

4.1.         Nondisclosure. Employee shall not, either before or after the termination of his employment, use or disclose the Company’s Confidential Information except on behalf of, or as part of his services to, the Company. As used in this Agreement, “Confidential Information” means non-public, confidential, or proprietary information, including, but not limited to trade secrets, regarding the Company’s business, policies, methods, scientific data, or information that is known to Employee as a result of his employment with the Company. Confidential Information shall not include information that is generally available to the public through no fault of Employee or information that subsequently becomes publicly available through no fault of Employee.

4.2.        Limited Exceptions. Notwithstanding any other provision of this Agreement, Employee may disclose the Company’s Confidential Information, including trade secrets, as follows: (a) in the course of Employee’s reasonable provision of services to the Company; (b) as required pursuant to any applicable law or the order of a court or any regulatory body; (c) in confidence, to federal, state, or local government officials, or to an attorney of Employee, for the sole purpose of reporting or investigating a suspected violation of law; or (d) in a document filed in a lawsuit or other legal proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to create liability for any disclosure expressly allowed by law.

4.3.        Return and Destruction. Upon the termination of Employee’s employment for any reason, Employee agrees to promptly return to the Company or, if requested by the Company, destroy all documents, records, software, and other materials containing or reflecting Confidential Information, whether in written, electronic, or other form, and all copies thereof, in Employee’s possession or control. Upon request of the Company, Employee shall certify in writing to the Company that he has complied with this obligation within seven (7) days of the termination of his employment.

4.4.        Remedies. Employee agrees that disclosure by him of the Company’s Confidential Information in violation of this Section 4 may result in irreparable injury and damage to the Company, which may not be adequately compensable in money damages, that the Company will have no adequate remedy at law therefore, and that the Company shall have the right and may, without objection from Employee, obtain such preliminary, temporary or permanent mandatory or restraining injunctions, orders or decrees as may be necessary to protect the Company against, or on account of any breach by Employee of the provisions of this Section 4.

5.	Termination and Potential Severance.

5.1.        Termination of Employment. Employee’s employment hereunder may be terminated by the Company with or without Cause (as defined in Section 5.2.1 below) or by Employee with or without Good Reason (as defined in Section 5.2.2 below); provided that either party shall provide the other party with at least sixty (60) days’ advance written notice of any termination of Employee’s employment. Upon termination of Employee’s employment, Employee shall be entitled to the compensation and benefits described in this Section 5.

5.2.        Definitions.

5.2.1.       For purposes of this Agreement, “Cause” means the occurrence of any of the following: (a) Employee’s material breach of this Agreement that is not cured by Employee, or is not capable of being cured by Employee, within thirty (30) days after the Company delivers written notice of such Cause to Employee; or

(b) intentional conduct by Employee which is demonstrably injurious to the Company that is not cured by Employee, or is not capable of being cured by Employee, within thirty (30) days after the Company delivers written notice of such Cause to Employee; or (c) fraud, misappropriation or embezzlement by Employee; or (d) Employee’s conviction of a felony crime or a crime of moral turpitude; or (e) Employee’s death; or (f) Employee’s inability, due to physical or mental incapacity, to perform the essential functions of Employee’s position with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred eighty (180) consecutive days.

5.2.2.       For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Employee’s express written consent: (a) a reduction in Employee’s Base Salary; (b) a material breach of this Agreement by the Company; (c) or the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law.

5.3.         Termination with Cause or Resignation without Good Reason. If Employee’s employment is terminated by the Company with Cause (as defined in Section 5.2.1 above) or Employee resigns without Good Reason (as defined in Section 5.2.2 above), Employee shall be entitled to receive: (a) any accrued but unpaid Base Salary and accrued but unused paid time off which shall be paid on the date of such termination; (b) any earned but unpaid bonus with respect to any completed calendar year immediately preceding the date of such termination; and (c) reimbursement for unreimbursed business expenses properly incurred by Employee, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy.

5.4.         Severance Benefits Upon Termination without Cause or Resignation with Good Reason. In the event that Employee’s employment is terminated by the Company without Cause (as defined in Section 5.2.1 above) or Employee resigns with Good Reason (as defined in Section 5.2.2 above), and such termination is not subject to Section 2.6.1 (Change of Control Payment), the Company shall provide Employee the following severance benefits (collectively, the “Severance Benefits”): (a) Employee shall be paid lump-sum severance pay in a gross amount, before applicable withholdings, equal to twelve (12) months of Employee’s ending Base Salary, which shall be paid within three (3) weeks following the date of Employee’s termination of employment; (b) pro-rated bonus for the current year; (c) payment or reimbursement of premiums for continued health, dental, and vision coverage for Employee and his eligible dependents for twelve (12) months following termination; (d) all unvested stock options granted to Employee shall immediately vest and become exercisable as of the date of termination; and (e) the Company shall reimburse Employee for any unreimbursed business expenses properly incurred by Employee prior to the date of termination, subject to the Company’s expense reimbursement policies and procedures.

6.            409A Savings. All references herein to the termination of Employee’s employment shall mean a “separation from service” within the meaning of Treasury Regulation Section 1.409A-l(h). The terms of this Agreement shall be construed and shall be paid in such as manner as to satisfy an exception to, or be in compliance with, Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable guidance issued thereunder (“Section 409A”). To the extent (a) any post-termination payments to which Employee becomes entitled under this Agreement or any agreement or plan referenced herein constitute deferred compensation subject to Section 409A and (b) Employee is deemed at the time of Employee’s termination of employment to be a “specified employee” under Section 409A, then such payment will not be made or commence until the earliest of (i) the expiration of the six (6) month period measured from the date of Employee’s “separation from service” (within the meaning of Section 409A) with the Company; or (ii) the date of Employee’s death following such separation from service. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this provision will be paid to Employee or Employee’s beneficiary in one lump sum. Each payment of termination benefits payable to Employee shall be considered a separate payment, as described in Treas. Reg. § 1.409A-2(b)(2), for purposes of Section 409A. If Employee is entitled to be paid or reimbursed for any taxable expenses, and such payments or reimbursements are includible in Employee’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred, and your right to reimbursement of such expenses shall not be subject to exchange or liquidation for any other benefit or payment. Notwithstanding the foregoing, the Company makes no representations with respect to Section 409A, the Company shall not have any liability to Employee for any taxes, penalties, interest or other expenses that Employee may incur on account of non-compliance with Section 409A.

7.	Miscellaneous.

7.1.          Integration. This Agreement embodies the entire agreement and understanding between Employee and the Company.

7.2.          Applicable Law; Venue. This Agreement and the rights of the Parties shall be governed by and construed and enforced in accordance with the laws of the state of Montana, without regard to any state’s choice of law principles or rules. The exclusive venue for any action hereunder shall be in the state of Montana, whether or not such venue is or subsequently becomes inconvenient, and Employee, SBM, and SBMM consent to the exclusive personal jurisdiction of the courts of the state of Montana and/or the United States District Court for the District of Montana.

7.3.         Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on the Parties hereto.

7.4.         Binding Effect. This Agreement is personal in nature to Employee and Employee shall not assign any right or obligation hereunder in whole or in part, without the prior written consent of the Company, and any attempt to do so shall be void. The rights and obligations of the Company under this Agreement may, in the discretion of the Company, be transferred to the Company’s successor and assigns.

7.5.        Notices. All notices, requests and other communications hereunder shall be given in writing and deemed to have been duly given or served if personally delivered, sent by a confirmed receipt facsimile, or sent by first class, certified mail, return receipt requested, postage prepaid, to the party at the address as provided below, or to such other address as such party may hereafter designate by written notice to the other party:

(a)	if to the Company, to the address of its then principal offices; or

(b)	if to Employee, to the address last shown in the records of the Company.

7.6.        Modification by the Parties. This Agreement shall not be modified or amended except by a written instrument signed by the Parties. In addition, no waiver of any provision of this Agreement shall be binding unless set forth in writing signed by the party effecting the waiver. Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof.

7.7.        Severability; “Blue Pencil.” If any part of this Agreement is found to be invalid, the rest of the Agreement will still be enforceable. If any provision is deemed overly broad, a court may limit it to the extent necessary for enforceability.

7.8.        Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[Signature Page Follows]

[Signature Page to Employee Employment Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date of the signatures below.

PHILLIP NICKERSON

Date:	3/31/2025	/s/ Phillip Nickerson

SILVER BOW MINING CORP.

Date:	3/31/25

		By	/s/ Travis Naugle

		Its	CEO

SBM MONTANA, LLC

Date:	3/31/25

		By	/s/ Travis Naugle

		Its	manager